SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13 d-2(a)

Under the Securities Exchange Act of 1934

(Amendment No. 8)*

LATAM Airlines Group S.A.

(Translation of Registrant’s Name Into English)

Shares of Common Stock without par value

(Title of Class of Securities)

N/A

(CUSIP Number)

Felipe Arriagada Subercaseaux

Costa Verde Aeronáutica S.A.

Presidente Riesco 5711, 11th floor, Las Condes, Santiago, Chile

Tel: (+56-2)-337-1350

Alfonso Ignacio Ugarte Cifuentes

Cuatrecasas

Av. Nueva Costanera 3300, 4th floor, Las Condes, Santiago, Chile

Tel: (+56 2)-2889-9900

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

With copies to:

Richard G. Mason, Esq.

Victor Goldfeld, Esq.

Wachtell, Lipton, Rosen & Katz

51 W 52nd St, New York, NY 10019

Tel: (212) 403 1000

November 3, 2022

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box:  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Costa Verde Aeronáutica S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Costa Verde Inversiones Financieras S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inversiones Costa Verde Limitada y Compañía en Comandita por Acciones
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Costa Verde Portfolio S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inversiones del Cantábrico Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inmobiliaria e Inversiones El Fano Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inmobiliaria e Inversiones Puerto Claro Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inmobiliaria e Inversiones Caravia Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inmobiliaria e Inversiones Priesca Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inmobiliaria e Inversiones La Espasa Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inversiones Costa Verde Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Andrea Raquel Cueto Ventura Uno y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Manuela Cueto Sarquis Uno y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Fernanda Cueto Délano Uno y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS María Esperanza Alcaíno Cueto Uno y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Isidora Cueto Cazes y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Andrea Cueto Ventura Dos y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Manuela Cueto Sarquis Dos y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Fernanda Cueto Délano Dos y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS María Esperanza Alcaíno Cueto Dos y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inversiones Nueva Costa Verde y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inversiones Nueva Costa Verde Dos y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inversiones Costa Verde S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS South Andean Investments (Chile) S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Los Andes Finance Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Panamá

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Ribadesella International Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Panamá

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inversiones Colunga Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Juan José Cueto Plaza
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Ignacio Javier Cueto Plaza
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Enrique Miguel Cueto Plaza
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS María Esperanza Cueto Plaza
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Isidora Cueto Cazes
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Felipe Jaime Cueto Ruiz-Tagle
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS María Emilia Cueto Ruiz-Tagle
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Andrea Raquel Cueto Ventura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Daniela Esperanza Cueto Ventura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Valentina Sara Cueto Ventura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Alejandra Sonia Cueto Ventura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Francisca María Cueto Ventura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Juan José Cueto Ventura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Pedro Cueto Sarquis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Juan Cueto Sarquis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Antonia Cueto Sarquis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Manuela Cueto Sarquis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Fernanda Cueto Délano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Ignacio Cueto Délano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Javier Cueto Délano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Pablo Cueto Délano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS José Cueto Délano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Nieves Isabel Alcaíno Cueto
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS María Elisa Alcaíno Cueto
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS María Esperanza Alcaíno Cueto
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 30,389,446,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 30,389,446,225

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,389,446,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2 (5.15)(3)
14	TYPE OF REPORTING PERSON IN

(1)

The reporting persons set forth herein (the “Reporting Persons”) together with the Other Shareholders and members of the Parent GUC Ad Hoc Group may be deemed to constitute a “group” within the meaning of Section 13(d) of the Act on account of these parties engaging in the transactions described in Item 4 below. As noted below, the Reporting Persons expressly disclaim membership in such a group.

(2)

This filing does not reflect any Shares that may be deemed to be beneficially owned by the Reporting Persons as a result of membership in a “group” with the Other Shareholders and members of the Parent GUC Ad Hoc Group within the meaning of Section 13(d) of the Act, and the Reporting Persons expressly disclaim such membership. See Item 4 below for additional information.

(3)

Percentage calculated on the basis of 589,994,732,307 Shares outstanding as of November 10, 2022 according to LATAM, and rounded up in accordance with instruction 13 of the cover page for Schedule 13D. Assuming the anticipated conversion of all the New Convertible Notes, the Reporting Persons hold 5.0% of LATAM’s Shares based on 606,407,693,000 Shares outstanding on a fully-converted basis, as disclosed by LATAM in its Form 6-K filed with the Securities and Exchange Commission on July 6, 2022. All remaining New Convertible Notes Class A are expected to be converted into Shares within 60 days of November 3, 2022, the date of effectiveness of the Company Plan.

This Amendment No. 8 amends and supplements the information set forth in the Schedule 13D filed by the Reporting Persons with the United States Securities and Exchange Commission (the “SEC”) on March 19, 2010, as amended and supplemented by Amendment No. 1 thereto filed on January 21, 2011, Amendment No. 2 thereto filed on October 23, 2019, Amendment No. 3 thereto filed on January 8, 2020, Amendment No. 4 thereto filed on September 7, 2021, Amendment No. 5 thereto filed on December 1, 2021, Amendment No. 6 thereto filed on January 14, 2022 and Amendment No. 7 thereto filed on May 24, 2022 (the “Schedule 13D”). All capitalized terms contained herein but not otherwise defined shall have the meanings given to such terms in the Schedule 13D.

Item 2. Identity and Background

Item 2 of the Schedule 13 D is hereby amended by removing “Inmobiliaria e Inversiones Colunga Limitada” and is further amended and supplemented by adding the following:

Costa Verde Inversiones Financieras S.A. is a Chilean Sociedad Anónima with a principal business of holding securities. The address of Costa Verde Inversiones Financieras S.A’s principal business and principal office is Avenida Presidente Riesco 5711, 11th floor, Las Condes, Santiago.

Item 4. Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended and supplemented by adding the following:

On June 18, 2022, the United States Bankruptcy Court for the Southern District of New York entered an order confirming the joint plan of reorganization (as amended, restated, modified, revised or supplemented from time to time, the “Plan”) filed by the Debtors and dated as of May 25, 2022 [ECF No. 5753]. Pursuant to the Plan, on September 13, 2022, the Debtors commenced the preemptive rights offerings for the New Convertible Notes Class A, New Convertible Notes Class B, New Convertible Notes Class C and ERO New Common Stock (each as defined in the Plan), which offerings concluded on October 12, 2022. On November 3, 2022, the Plan became effective pursuant to its terms and LATAM emerged from bankruptcy. In connection with LATAM’s emergence, certain of the Reporting Persons subscribed for 36,917,303,811 Shares and converted approximately $59,491,078 of New Convertible Notes Class B into 5,488,786,343 Shares of Common Stock. Thereafter, on November 4, 2022 (i) Costa Verde Aeronautica S.A. transferred 6,058,012,853 Shares, and (ii) Costa Verde Inversiones Financieras S.A. transferred 6,058,012,853 Shares in an arm’s length transaction with a third party in exchange for per-Share consideration of $0,0108386579895558. As a result of such transactions, the Reporting Persons now hold approximately 5.2% of LATAM’s Shares based on 589,994,732,307 Shares outstanding as of November 10, 2022 according to LATAM.

On November 3, 2022, certain of the Reporting Persons entered into a shareholders agreement (the “Shareholders Agreement”) (attached hereto as an exhibit and incorporated herein by reference) with the members of the Parent GUC Ad Hoc Group (as defined therein), Delta and Qatar. The Shareholders Agreement will implement the initial composition of the board of directors of LATAM contemplated under the Plan in accordance with Chilean law, and provides, among other things, that for a period of two years after the date of the first shareholders’ meeting following the effective date of the Plan, all parties to the Shareholders Agreement shall vote their shares to cause the board of directors of LATAM to be comprised of five directors nominated by the Parent GUC Ad Hoc Group, one director nominated by Delta, one director nominated by Qatar, and two directors nominated by the Reporting Persons party thereto. In addition, for the first five years following the date of execution of the Shareholders Agreement, recoveries on, or distributions with respect to, the Reporting Persons’ shares, along with those of Delta and Qatar, issued upon conversion of their New Convertible Notes Class B will be subordinated to any recoveries on, or distributions with respect to, certain of the shares held by the Parent GUC Ad Hoc Group upon the occurrence of a liquidation event (as defined therein), until the Parent GUC Ad Hoc Group (or any of their assignees who execute joinders to the Shareholders Agreement) have recovered the entire amount represented by their shares. The foregoing description of the Shareholders Agreement is qualified in its entirety by the express terms of such agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Additionally, on November 3, 2022, certain of the Reporting Persons entered into an agreement (as amended, the “Registration Rights Agreement”) (attached hereto as an exhibit and incorporated herein by reference) with LATAM, the Parent GUC Ad Hoc Group, Delta and Qatar that provides for customary registration rights with respect to Shares. The Registration Rights Agreement was amended and restated on November 10, 2022, effective as of November 3, 2022. The foregoing description of the Registration Rights Agreement is qualified in its entirety by the express terms of such agreement, a copy of which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The Reporting Persons understand that as of the date hereof, the Other Shareholders hold approximately 20% of outstanding Shares and with respect to all of the individual members of the Parent GUC Ad Hoc Group party to the Shareholders Agreement, such parties, if aggregated together, held approximately 65% of outstanding Shares as of the date of the Shareholders Agreement on an as-converted basis assuming conversion of all the New Convertible Notes held by such parties, in each case, based on 589,994,732,307 Shares outstanding as of November 10, 2022 according to LATAM. The Reporting Persons expressly disclaim membership in a “group” within the meaning of Section 13(d) of the Act and beneficial ownership over any of the Shares beneficially owned by any other person, including the Other Shareholders or any member of the Parent GUC Ad Hoc Group, and nothing in this Amendment No. 8 shall be deemed an admission that the Reporting Persons are a member of a “group” within the meaning of Section 13(d) of the Act.

Except as set forth above, none of the Reporting Persons has any plan or proposal which relates to or would result in any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D, although the Reporting Persons reserve the right to do so.

Item 5. Interest in Securities of the Issuer.

As of the date of this filing, the Reporting Persons named below had the following direct ownership interests in the Shares.

	Directly Owned(1)		Indirectly Owned(1)		Directly and Indirectly Owned (1)
Costa Verde Aeronautica S.A.	23,789,209,717	4.03%	0	0%	23,789,209,717	4.03%
Inversiones Costa Verde Limitada y Cia En Comandita Por Acciones	7,775,891	0.00%	23,789,209,717	4.03%	23,796,985,608	4.03%
Costa Verde Inversiones Financieras S.A.	6,592,460,617	1.12%	0	0%	6,592,460,617	1.12%

(1)

All share totals and percentages are based on 589,994,732,307 Shares outstanding as of November 10, 2022 according to LATAM. There are 606,407,693,000 Shares outstanding on a fully-converted basis, as disclosed by LATAM in its Form 6-K filed with the Securities and Exchange Commission on July 6, 2022. All remaining New Convertible Notes Class A are expected to be converted into Shares within 60 days of November 3, 2022, the date of effectiveness of the Company Plan.

This Amendment No. 8 includes an additional holding company that became a Reporting Person and removes an additional holding company that is no longer a Reporting Person, in each case, as a result of an internal restructuring. In addition, since the filing of Amendment No. 7 through November 13, 2022 the following internal restructuring transactions took place:

1. On September 2, 2022, Inmobiliaria e Inversiones Colunga Limitada sold its participation in Inversiones Costa Verde Limitada y Compañía en Comandita por Acciones to Inversiones Costa Verde S.A.

2. On September 2, 2022, Inmobiliaria e Inversiones Colunga Limitada sold its participation in Costa Verde Portfolio S.A. to Inversiones Costa Verde Limitada y Compañía en Comandita por Acciones.

3. On September 15, 2022, Inversiones Costa Verde Limitada y Compañía en Comandita por Acciones assigned its rights in Inmobiliaria e Inversiones El Fano Limitada to Andrea Raquel Cueto Ventura Dos y Compañía Limitada.

4. On September 15, 2022, Inversiones Costa Verde Limitada y Compañía en Comandita por Acciones assigned its rights in Inmobiliaria e Inversiones Caravia Limitada to Manuela Cueto Sarquis Dos y Compañía Limitada.

5. On September 15, 2022, Inversiones Costa Verde Limitada y Compañía en Comandita por Acciones assigned its rights in Inmobiliaria e Inversiones Priesca Limitada to Fernanda Cueto Délano Dos y Compañía Limitada.

6. On September 15, 2022, Inversiones Costa Verde Limitada y Compañía en Comandita por Acciones assigned its rights in Inmobiliaria e Inversiones La Espasa Limitada to María Esperanza Alcaíno Cueto Dos y Compañía Limitada.

7. On September 15, 2022, Inversiones Costa Verde Limitada y Compañía en Comandita por Acciones assigned its rights in Inmobiliaria e Inversiones Puerto Claro Limitada to Isidora Cueto Cazes y Compañía Limitada.

The Reporting Persons are the beneficial owners of 30,389,446,225 Shares (representing 5.2% of the issued and outstanding Shares as of November 10, 2022 according to LATAM), and, subject to the restrictions under the Framework Agreement as described in Amendment No. 2 to this Schedules 13D filed on October 23,2019 or as otherwise described in Item 4 of the Schedule 13D, the Reporting Persons have shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, all of such Shares.

Other than as described in Item 4 of this Amendment No. 8, which is incorporated into this Item 6 by reference, no transactions in the Shares were effected by the Reporting Persons during the 60 day period ended November 13, 2022.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 4 of this Amendment No. 8 is incorporated into this Item 6 by reference.

Item 7. MATERIALS TO BE FILED AS EXHIBITS.

Exhibit Number
Description

99.1	Shareholders’ Agreement, dated as of November 3, 2022

99.2	Amended and Restated Registration Rights Agreement, dated as of November 10, 2022

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 13, 2022	JUAN JOSÉ CUETO PLAZA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza

November 13, 2022	IGNACIO JAVIER CUETO PLAZA

	By:	/s/ Ignacio Javier Cueto Plaza
Name: Ignacio Javier Cueto Plaza

November 13, 2022	ENRIQUE MIGUEL CUETO PLAZA

	By:	/s/ Enrique Miguel Cueto Plaza
Name: Enrique Miguel Cueto Plaza

November 13, 2022	MARÍA ESPERANZA CUETO PLAZA

	By:	/s/ María Esperanza Cueto Plaza
Name: María Esperanza Cueto Plaza

November 13, 2022	ISIDORA CUETO CAZES

	By:	/s/ Isidora Cueto Cazes
Name: Isidora Cueto Cazes

November 13, 2022	FELIPE JAIME CUETO RUIZ-TAGLE

	By:	/s/ Felipe Jaime Cueto Ruiz Tagle
Name: Felipe Jaime Cueto Ruiz Tagle

November 13, 2022	MARÍA EMILIA CUETO RUIZ-TAGLE

	By:	/s/ María Emilia Cueto Ruiz Tagle
Name: María Emilia Cueto Ruiz Tagle

November 13, 2022	ANDREA RAQUEL CUETO VENTURA

	By:	/s/ Enrique Miguel Cueto Plaza
Name: Enrique Miguel Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	DANIELA ESPERANZA CUETO VENTURA

	By:	/s/ Enrique Miguel Cueto Plaza
Name: Enrique Miguel Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	VALENTINA SARA CUETO VENTURA

	By:	/s/ Enrique Miguel Cueto Plaza
Name: Enrique Miguel Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	ALEJANDRA SONIA CUETO VENTURA

	By:	/s/ Enrique Miguel Cueto Plaza
Name: Enrique Miguel Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	FRANCISCA MARÍA CUETO VENTURA

	By:	/s/ Enrique Miguel Cueto Plaza
Name: Enrique Miguel Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	JUAN JOSÉ CUETO VENTURA

	By:	/s/ Enrique Miguel Cueto Plaza
Name: Enrique Miguel Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	MANUELA CUETO SARQUIS

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	PEDRO CUETO SARQUIS

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	JUAN CUETO SARQUIS

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	ANTONIA CUETO SARQUIS

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	FERNANDA CUETO DÉLANO

	By:	/s/ Ignacio Javier Cueto Plaza
Name: Ignacio Javier Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	IGNACIO CUETO DÉLANO

	By:	/s/ Ignacio Javier Cueto Plaza
Name: Ignacio Javier Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	JAVIER CUETO DÉLANO

	By:	/s/ Ignacio Javier Cueto Plaza
Name: Ignacio Javier Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	PABLO CUETO DÉLANO

	By:	/s/ Ignacio Javier Cueto Plaza
Name: Ignacio Javier Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	JOSÉ CUETO DÉLANO

	By:	/s/ Ignacio Javier Cueto Plaza
Name: Ignacio Javier Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	NIEVES ISABEL ALCAÍNO CUETO

	By:	/s/ María Esperanza Cueto Plaza
Name: María Esperanza Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	MARÍA ELISA ALCAÍNO CUETO

	By:	/s/ María Esperanza Cueto Plaza
Name: María Esperanza Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	MARÍA ESPERANZA ALCAÍNO CUETO

	By:	/s/ María Esperanza Cueto Plaza
Name: María Esperanza Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	COSTA VERDE AERONÁUTICA S.A.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada
Subercaseaux
Title: Attorney-in-fact

November 13, 2022	COSTA VERDE INVERSIONES FINANCIERAS S.A.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

November 13, 2022	INVERSIONES COSTA VERDE LIMITADA Y COMPAÑÍA EN COMANDITA POR ACCIONES

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

November 13, 2022	INVERSIONES COSTA VERDE LIMITADA

	By:	/s/ Juan José Cueto Plaza /Enrique Miguel Cueto Plaza
Name: Juan José Cueto Plaza /Enrique Miguel Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	COSTA VERDE PORTFOLIO S.A.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

November 13, 2022	INVERSIONES DEL CANTÁBRICO LIMITADA

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada
Subercaseaux
Title: Attorney-in-fact

November 13, 2022	INMOBILIARIA E INVERSIONES LA ESPASA LIMITADA

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

November 13, 2022	INMOBILIARIA E INVERSIONES CARAVIA LIMITADA

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

November 13, 2022	INMOBILIARIA E INVERSIONES PUERTO CLARO LIMITADA

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

November 13, 2022	INMOBILIARIA E INVERSIONES PRIESCA LIMITADA

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

November 13, 2022	INMOBILIARIA E INVERSIONES EL FANO LIMITADA

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

November 13, 2022	ANDREA RAQUEL CUETO VENTURA UNO Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

November 13, 2022	MANUELA CUETO SARQUIS UNO Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

November 13, 2022	FERNANDA CUETO DÉLANO UNO Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

November 13, 2022	MARÍA ESPERANZA ALCAÍNO CUETO UNO Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada
Subercaseaux
Title: Attorney-in-fact

November 13, 2022	ISIDORA CUETO CAZES Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

November 13, 2022	ANDREA CUETO VENTURA DOS Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

November 13, 2022	MANUELA CUETO SARQUIS DOS Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

November 13, 2022	FERNANDA CUETO DÉLANO DOS Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada
Subercaseaux
Title: Attorney-in-fact

November 13, 2022	MARÍA ESPERANZA ALCAÍNO CUETO DOS Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

November 13, 2022	INVERSIONES NUEVA COSTA VERDE Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

November 13, 2022	INVERSIONES NUEVA COSTA VERDE DOS Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

November 13, 2022	INVERSIONES COSTA VERDE S.A.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

November 13, 2022	SOUTH ANDEAN INVESTMENTS (CHILE) S.A.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

November 13, 2022	LOS ANDES FINANCE LTD.

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	RIBADESELLA INTERNATIONAL INC.

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

November 13, 2022	INVERSIONES COLUNGA LTDA.

	By:	/s/ Juan José Cueto Plaza / Enrique Miguel Cueto Plaza
Name: Juan José Cueto Plaza / Enrique Miguel Cueto Plaza
Title: Attorney-in-fact